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                                                                 Exhibit 10.10


January 31, 1997



Mr. Daniel J. Kohl
Equifax Inc.
1600 Peachtree Street, N.W.
Atlanta, GA  30309


Dear Dan:

As you and I have discussed, as a consequence of the Company's exit from the healthcare information industry, your position as Senior Vice President and Group Executive of Equifax Inc. will be eliminated effective January 31, 1997.

In light of this circumstance and in recognition of your dedicated service to the Company, the Company has agreed to provide you certain benefits, subject to the terms and conditions contained in this letter, upon termination of your employment with the Company. All payments described in this letter are subject to applicable federal and state withholding taxes. To confirm our understanding, the benefits you will receive are set forth below.

1. SEVERANCE PAY: In lieu of severance pay benefits totaling $50,962 accorded you under the Company's Severance Pay Plan, the Company will:

     (A) RESTRICTED STOCK GRANT: effective January 31, 1997, fully vest 12,000 shares of Equifax restricted stock, granted to you in July 1995 with a scheduled vesting date of December 31, 1998, and pay you a corresponding cash bonus, equal to 75% of the market value of the shares (based on the closing market price on the New York Stock Exchange on January 31, 1997). Assuming a closing price of $32.00 per share, the value of that stock and related cash award equals $672,000.

     (B) PERFORMANCE SHARE PLAN AWARDS: waive fulfillment of the continuous employment condition required for eligibility to receive payments under the 1988 Performance Share Plan ("PSP"). In lieu of canceling your two outstanding Performance Share Awards covering the measurement periods 1995-97 and 1996-98, the Company will pay you in cash (based on the closing market price on the New York Stock Exchange on January 31, 1997) a lump sum amount pro-rated according to your length of employment during each award period. The 1995-1997 PSP Award
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          payment will be based on achievement of a "maximum" performance level and the 1996-1998 PSP Award on a "target" performance level. There will be no proration for the 1994-96 award, which will be paid in accordance with the PSP Plan terms in February, 1997.

2. EXECUTIVE INCENTIVE PLAN (EIP): You will be eligible for your 1996 annual incentive in accordance with the terms of the Plan and the satisfaction of the various performance goals applicable to you. Our current projection of your EIP award is a cash bonus of approximately 146% of salary paid during 1996, equalling $298,069.

3. STOCK OPTIONS: Outstanding and vested stock options held by you, as of January 31, 1997, cover 67,750 shares at various exercise prices. Based on a closing price of $32.00 a share, these options alone represent a realizable gain to you of $705,918. These options will be exercisable in accordance with the respective agreements of each option grant. Please be aware that all vested options will be exercisable through your last day of employment, except for those options granted January 31, 1996, which remain exercisable for one (1) year following termination of employment. Also, remember that the preferential tax treatment on all incentive stock options will expire 90 days following your termination of employment. In light of the significant severance benefits provided to you in the form of restricted stock vesting, performance share accelerated payments, and other benefits, no special stock option vesting will be recommended to the Compensation Committee.

4. FINANCIAL PLANNING AND TAX SERVICES: You will be eligible to continue to use Arthur Andersen LLP for your personal financial planning and tax preparation at the Company's expense through December 31, 1997, subject to the program maximum of $15,000 per annum.

5. EXECUTIVE LOAN: Your executive loan of $50,000, plus interest, from the Company will be due and payable on January 31, 1997. Reimbursement by the Company for interest due on that loan will be consistent with the Company's normal practice and will be pro-rated. This payment may be netted from the proceeds of your Performance Share award, described in paragraph 1(b) above, if you desire.

6. OUTPLACEMENT ASSISTANCE: During your career transition, the Company will, if requested, provide you outplacement services through The Mulling Group. Those services will be available to you until such time as you accept employment elsewhere, but in no event later than December 31, 1997.

7. OTHER BENEFITS: You are eligible to continue to receive medical and dental benefits afforded under COBRA upon compliance with the applicable
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     provisions of COBRA and those of the respective Company medical and dental plans. That information will be provided in your formal termination papers which will be provided to you during January.

In consideration of the payments and benefits described in this letter, which exceed those to which you are normally entitled under established Company plans, you covenant and agree, for the period January 31, 1997 through January 31, 1998, that you will not, directly or indirectly, compete with Equifax or any of its subsidiaries by carrying on a business substantially similar to the Business as defined below. For purposes of this letter, the term "compete" means with respect to the Business: (i) calling on, soliciting, taking away, accepting as a client or customer or attempting to call on, solicit, take away or accept as a client or customer any individual, partnership, corporation or association that was a client or customer of Equifax during the twelve (12) calendar month period preceding any such act; (ii) soliciting, taking away or attempting to solicit or take away any employee of the Business; or (iii) for the period of this Agreement, entering into or attempting to enter into any business substantially similar to the Business, either alone or with any individual, partnership, corporation or association.

For purposes of this letter, the words "directly or indirectly" as they modify the word "compete" means (i) acting as an agent, representative, consultant, officer, director, independent contractor, or employee of any entity or enterprise which is competing with the Business; (ii) participating in any such competing entity or enterprise as an owner, partner, limited partner, joint venturer, creditor or stockholder (except as a stockholder holding less than one percent (1%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over-the-counter market); and
(iii) communicating to any such competing entity or enterprise the names and addresses or any other information concerning any past, present, or identified prospective client or customer of Equifax.

For the purposes of this letter, the term "Business" means the credit reporting, collection service, mortgage loan reporting, check guarantee and verification, credit and debit card authorization and processing, credit card marketing enhancement, software products for managing credit card operations, underwriting and claims reporting services, inspection and loss control services, workers' compensation audits, software for commercial insurers, specimen testing for life and health insurance applicants, and employment evaluation services in those geographic areas where Equifax currently conducts these operations.

In addition to your agreement not to compete, you acknowledge, affirm and agree to abide by the provisions contained in that Confidentiality and Assignment Agreement executed by you and delivered to the Company on November 15, 1993.
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Further, you agree to make no adverse comments about the Company or its employees to the media or to any other party. Equifax will similarly make no adverse comments to the media or third parties concerning your service or performance of duties for the Company.

By signing below, you acknowledge that the payments and benefits provided you under this letter by the Company (including, but not limited to benefits described in paragraphs 1(a) and (b) above) are in excess of those benefits to which you would otherwise be entitled upon your termination of employment.

Accordingly, this agreement, including all payments to be made under this letter, will become binding upon the parties upon your return of an executed General Release in the form attached hereto by February 19, 1997, and the date that General Release becomes effective in accordance with its terms.

If this letter reflects your understanding of our agreement, please execute and return the enclosed copy of this letter.

Sincerely,



Daniel W. McGlaughlin



Agreed to and accepted this _______ day of January, 1997.




Daniel J. Kohl